Exhibit 10.1
Woori Bank must explain the material contents hereof to the Borrower, and deliver the General Terms and Conditions for Bank Credit Transactions and a copy of this Credit Facility Agreement to the Borrower.
Credit Facility Agreement
(For Corporate Borrower)

To: Woori Bank	Date: May 24, 2010

Borrower:	Amkor Technology Korea, Inc. ((seal))
Representative Director JooHo Kim /s/ JooHo Kim
Address:	280-8, Sungsoo-dong 2-ga, Sungdong-gu
Seoul

Seal Authenticity Verification

The Borrower hereby acknowledges and agrees that, in entering into a transaction with Woori Bank (the “Bank”) as contemplated by the terms of this credit facility agreement, the “Bank Credit Transaction Basic Terms and Conditions (For Corporate Borrower)” shall apply, and hereby also agree to the following terms:
Article 1. Transaction Terms
The terms of the transaction are as follows:

Classification of Credit Facility (Credit Type)	Foreign Currency Loan	Transaction Category	☐ credit line	■ separate credit

Amount of Credit Facility (Limit)	USD 180,000,000

Drawdown Date	June 1, 2010	Maturity Date	☐ June 1, 2013

Interest Rate	[Intentionally deleted]	Woori bank funding rate-linked base rate for 3-year loans as published by the bank plus 1.99%, reset quarterly

Default Interest Rate (Article 3, Section 5 of the Bank Credit Transaction Basic Terms and Conditions is applicable)	Less than 3 months: 17% p.a. 3 months or more: 19% p.a.
Woori Bank

Calculation of Interest	Calculated on a daily basis based on 365 days a year (provided that, in foreign exchange transactions, the international practice, commercial business practice, etc. shall be followed)

[intentionally deleted]

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Prepayment Fees	[intentionally deleted]	[intentionally deleted]

Loan denominated in a foreign currency: 0.5%, if the remaining period is shorter than 1 year; and 0.5%, if the remaining period is 1 year or longer.

Drawdown	Drawdown of the entire amount on the drawdown date.

Repayment Method	Repayment of U$5,000,000 shall be made in installments of every three (3) months.

Interest Payment Dates and Method	The first interest payment shall be made on or prior to the date falling three (3) months from the drawdown date, and the interest thereafter shall be made within three (3) months from the date falling one (1) day after the end of the previous interest period.

[intentionally deleted]
Article 2. Default Interest
(1)	As to any due but unpaid interest, installment payment of principal, and installment payment of principal and interest, a default interest thereof shall be paid immediately.
(2)	If there is a failure to satisfy the debt on the maturity date or the loan becomes accelerated pursuant to Article 7 of General Terms and Conditions for Bank Credit Transactions, a default interest shall be paid immediately as to the outstanding credit facility amount.
(3)	[intentionally deleted]
Article 3. Change of Loan Interest Rate
(1)	[intentionally deleted]
(2)	[intentionally deleted]
(3)	[intentionally deleted]
(4)	[intentionally deleted]
(5)	[intentionally deleted]
Woori Bank

(6)	[intentionally deleted]
(7)	There are two applicable standards to set base interest rates for foreign currency loan, that is, “LIBOR-linked base interest rate” and “Woori bank funding rate-linked base rate” The “LIBOR-linked base interest rate” is decided by applicable term LIBOR rate of one business day prior to drawdown date. The “Woori bank funding rate-linked base rate” is decided by applicable term LIBOR rate of one business day prior to drawdown date plus average foreign currency funding spread in recent 3 months. The 3 months (or 6 months) LIBOR and foreign currency funding spread, which are applied to each base interest rate, changes on drawdown date and every 3 months (or 6 months) from that date. The 3 months (or 6 months) LIBOR is the interest rate that “BBA’s public announced at morning 11 o’clock in London, England offered by public confident telecom companies (Reuter, Bloomberg etc.) The rate changes in every 3 months (or 6 months).
(8)	[intentionally deleted]
(9)	[intentionally deleted]
(10)	[intentionally deleted]
Article 4. Determination of Total Amount of Loan and Notification of Installment Repayment Schedule
(1)	[intentionally deleted]
(2)	In case of any credit facility to be repaid in installments except for either loans based on regular installment savings (jeokkeum in Korean) or grants, the Bank shall prepare and notify the obligors of a schedule for the repayment in installments of the fixed total debt amount.
Article 5. [intentionally deleted]
Article 6. [intentionally deleted]
Article 7. [intentionally deleted]
Article 8. [intentionally deleted]
Article 9. [intentionally deleted]
Article 10. Prepayment Fees
Woori Bank

(1)	If the Borrower prepays the loan provided by the Bank prior to the agreed maturity date (including, if the maturity is extended, the maturity date as extended; hereinbelow the same), the Borrower shall pay the Bank the prepayment fees as set forth in Section 10(2) below.

(2)	The prepayment fees shall be an amount equal to the Prepaid Amount multiplied by the applicable prepayment fee rate as set forth in Article 1, and the Prepaid Amount, etc. shall be calculated as follows:
1.	“Prepaid Amount” shall mean an amount of the loan prepaid prior to the agreed due date or, in case of a loan to be repaid in installments, an amount of the loan prepaid prior to the due date of any installment repayment).

2.	“Remaining Period” shall mean a period from the date of prepayment to the agreed due date or, in case of a loan to be repaid in installments, the Remaining Period shall be calculated with respect to each scheduled installment repayment, and, in case of prepayment of a loan in part, the prepayment shall be applied in the order of the installment payments of which the due date comes first.

3.	[intentionally deleted]

4.	[intentionally deleted]
(3)	In any of the following cases, the prepayment fees shall be exempted:
1.	If the Remaining Period is less than 1 month;

2.	If the Borrower make full repayment within 1 month from drawdown date.

3.	If the Bank collects the loan prior to the maturity date for the reason of acceleration or otherwise as set forth in the “General Terms and Conditions for Bank Credit Transactions”;

4.	If the Borrower is a company subject to workout or restructuring proceedings and the prepayment is made upon agreement with the Bank;

5.	If an outside source loan, however, excluding a credit line loan (including a passbook loan), consumer financing, and a loan subject to the limit of a maximum amount;

6.	If a floating P-Rate loan is prepaid within 1 month from the interest rate change date due to the increase of P-Rate; and

7.	If the full amount is prepaid within 1 month from any interest rate change
Woori Bank

date by the reason that Bank changes “6-months, 1-year, 3-year, 5-year floating rate base interest rate” of “6-months, 1-year, 3-year, 5-year floating rate based loan” by applying “ the adjustment factor”.

8.	If the amount of credit facility does not exceed the amount of deposits in a savings account or a regular installment savings account with the Bank, a beneficiary certificate of the Bank or financial receivables that could be utilized as security.
Article 11. Stamp Tax
(1)	The Borrower shall be responsible for all stamp taxes relating to this Agreement.
(2)	If the Bank pays on behalf of the Borrower any stamp tax payable by the Borrower under Section 11(1) above, the Borrower shall promptly repay the Bank such stamp tax amount pursuant to Article 4 of the Bank Credit Transaction Basic Terms and Conditions.
Article 12. [intentionally deleted]
Article 13. Currency and Exchange Rate
The principal and interest of a foreign-currency denominated loan may be repaid in the foreign currency in which the loan was extended or Korea Won, and in case of repayment in Korean Won, an applicable exchange rate shall be the telegraphic transfer selling rate to the customers as of the date of repayment.
Article 14. Security; Insurance
Unless otherwise expressly communicated by the Bank, the Borrower shall grant to the Bank the facilities constructed or installed with the funds from the credit facility extended hereby, together with the land and buildings at which they are established and other facilities inside of them, as security in favor of the Bank, and if requested by the Bank, the Borrower shall subscribe to insurances in such types and amounts as agreed to by the Bank and shall grant pledge over the rights to claim the insurances proceeds in favor of the Bank.
Article 15. [intentionally deleted]
Article 16. [intentionally deleted]
Article 17. Submission of Materials, etc.
(1)	The Borrower shall submit to the Bank the following materials which are requested to be periodically submitted pursuant to Sections 17 and 19 of General Terms and Conditions for Bank Credit Transactions, and, at the
Woori Bank

request of the Bank, submit any other materials necessary for the post drawdown supervision of the credit facility:
1.	Every quarter: a value added tax report, a total balance schedule, a table of status of liabilities, a list of buyers, and a table of estimated sales per goods, etc.;

2.	Every half year: a semi-annual financial statement, a value added tax report, a total balance schedule, a table of status of liabilities, a list of buyers, and a table of estimated sales per goods, etc.;

3.	Every year: an audit report prepared by CPA (final financial statements), consolidated financial statements, corporate registry extracts, business registration certificate, a shareholder registry, articles of incorporation, a summary sheet of earned income taxes withheld, business plan, a projected financial statements (for 3 years), information on major business partners, copies of various permits, approvals and documents relating to certified technology (KS, ISO, patent, etc.), a confirmation letter on labor disputes, other operating manuals for goods, reference materials regarding the Borrower’s industry, etc.; and

4.	At any time: a total balance schedule, a table of status of liabilities, document confirming use of proceeds, etc.
(2)	The Borrower shall, at the request of the Bank, submit to the Bank the following materials which the Bank, at the time of evaluating the credit standing of the Borrower, requests for the purpose of understanding the Borrower’s status of foreign exchange risks and its management thereof:
1.	Status of management system on FX risks and rules on management of FX risks;

2.	Status of procurement, and use/operation, of foreign currency funds; and

3.	Status of transactions of foreign-currency denominated derivatives.
Article 18. Other Special Agreement

If there is any conflict or discrepancy between the Korean version of this Agreement and the English version of this Agreement, the Korean version of this Agreement shall prevail.	Borrower	Amkor Technology Korea, Inc., Representative Director JooHo Kim ((seal)) /s/ JooHo Kim 280-8, Sungsoo-dong 2-ga, Sungdong-gu, Seoul

The Borrower has received the Bank Credit Transaction Basic Terms and Conditions and a copy of this Agreement, and have been sufficient explained of, and understands, the material contents thereof.	Borrower	Amkor Technology Korea, Inc., Representative Director JooHo Kim ((seal)) /s/ JooHo Kim 280-8, Sungsoo-dong 2-ga, Sungdong-gu, Seoul
Woori Bank